Exhibit 99.1

Investor Contact:

Jordan M. Copland

Executive Vice President and Chief Financial Officer

GSI Commerce, Inc.

(610) 491-7000

coplandj@gsicommerce.com

Media Contact:

Dawn Fryer

GSI Commerce, Inc.

(610) 491-7013

fryerd@gsicommerce.com

FOR IMMEDIATE RELEASE

GSI COMMERCE REPORTS FOURTH QUARTER FISCAL 2002 AND FULL FISCAL

YEAR 2002 RESULTS

KING OF PRUSSIA, PENNSYLVANIA, February 12, 2003 – GSI COMMERCE, INC. (NASDAQ: GSIC), a leading outsource solution provider for e-commerce, today announced operating results for the fourth quarter and fiscal year ended December 28, 2002.

Fourth Quarter Fiscal 2002 Financial Results

Net revenue was $75.3 million for the fourth quarter of fiscal 2002, which represents a 46.6% increase compared to net revenue of $51.4 million for the fourth quarter of fiscal 2001. Comparable store sales increased approximately 15% from the fourth quarter of fiscal 2001 to the fourth quarter of fiscal 2002. Comparable store sales are calculated based on Web sites that GSI Commerce has developed and operated for its partners for the entire periods for which the comparisons are made.

Net loss was $14.8 million for the fourth quarter of fiscal 2002 compared to a net income of $260,000 in the fourth quarter of fiscal 2001. Net loss per share was $0.38 for the fourth quarter of fiscal 2002 compared to net income per share of $0.01 in the fourth quarter of fiscal 2001.

EBITDA loss was $10.4 million for the fourth quarter of fiscal 2002 compared to EBITDA of $2.9 million for the fourth quarter of fiscal 2001. EBITDA represents earnings (or loss) before interest income/expense, taxes, depreciation and amortization and stock based compensation. A reconciliation of EBITDA to net income is contained later in this release.

Gross profit was $22.1 million and gross margin was 29.3% for the fourth quarter of fiscal 2002 compared to gross profit of $18.6 million and gross margin of 36.1% for the fourth quarter of fiscal 2001.

Operating expenses were $36.8 million for the fourth quarter of fiscal 2002 compared to $18.8 million for the fourth quarter of fiscal 2001. Operating expenses for the fourth quarter of fiscal 2002 primarily consisted of sales and marketing expenses of $19.5 million, product development expenses of $4.2 million, general and administrative expenses of $4.2 million, depreciation and amortization expenses of $3.8 million, a loss on the sale of Ashford.com assets of $2.9 million, restructuring charges related to Ashford.com of $1.7 million and stock-based compensation expenses of $0.4 million. This compares to sales and marketing expenses of $10.8 million, product development expenses of $1.9 million, general and administrative expenses of $3.1 million, depreciation and amortization expenses of $1.7 million, and stock-based compensation expenses of $1.3 million for the fourth quarter of fiscal 2001.

During the fourth quarter of 2002, GSI purchased a total of 13,000 shares for approximately $53,000 in conjunction with the company’s $10 million stock repurchase program that was approved by the Board of Directors in June 2002.

Year-End Fiscal 2002 Financial Results

Net revenue was $172.6 million for the fiscal year 2002, which represents a 68.2% increase compared to net revenue of $102.6 million for the fiscal year 2001. Comparable store sales increased approximately 16% from the fiscal year 2001 to the fiscal year 2002.

Net loss was $33.8 million for the fiscal year 2002, compared to a net loss of $30.6 million for the fiscal year 2001. Net loss per share was $0.88 for the fiscal year 2002 compared to net loss per share of $0.90 in the fiscal year 2001.

EBITDA loss was $23.5 million for the fiscal year 2002 compared to an EBITDA loss of $16.1 million for the fiscal year 2001.

Gross profit was $58.4 million and gross margin was 33.8% for the fiscal year 2002 compared to gross profit of $35.0 million and gross margin of 34.1% for the fiscal year 2001.

Operating expenses were $92.8 million for the fiscal year 2002 compared to $68.6 million for the fiscal year 2001. Operating expenses for the fiscal year 2002 primarily consisted of sales and marketing expenses of $49.8 million, general and administrative expenses of $15.0 million, product development expenses of $12.9 million, depreciation and amortization expenses of $10.5 million, net loss on sale of Ashford.com assets of $2.6 million, Ashford.com restructuring related expenses of $1.7 million, and stock-based compensation expenses of $0.4 million. This compares to sales and marketing expenses of $32.4 million, general and administrative expenses of $10.6 million, product development expenses of $8.6 million, depreciation and amortization expenses of $6.7 million, and stock-based compensation expenses of $10.3 million for the fiscal year 2001.

Fiscal Year and First Quarter 2003 Outlook

The following forward-looking statements reflect GSI Commerce’s expectations as of February 12, 2003. Given the potential changes in general economic conditions and consumer spending, the emerging nature of e-commerce, and various other risk factors discussed below, actual results may differ materially.

Fiscal 2003 Expectations

•	Net revenue is expected to be in the range of $200-210 million.
•	Net loss is expected to be in the range of $18-$20 million.
•	EBITDA loss is expected to be in the range of $4-$6 million.

First Quarter 2003 Expectations

•	Net revenue is expected to be in the range of $43-$45 million.

•	Net loss is expected to be in the range of $6-$7 million.
•	EBITDA loss is expected to be in the range of $3-$4 million.

Michael G. Rubin, Chairman and CEO of GSI Commerce, commented on the company’s full year results, saying, “Overall GSI Commerce made significant progress in 2002. The last year represented a period of important expansion and development for GSI. We added several key new partners that delivered growth for our established categories of sports and entertainment, and we added partners that allowed us to enter the beauty and computers/electronics categories. Through an aggressive investment program, we significantly enhanced our infrastructure and capabilities. While the acquisition of Ashford.com did not perform to our expectations, we were able to complete the sale of Ashford.com in the fourth quarter of 2002 and eliminate it as a drag on our results going forward. The operation and sale of Ashford.com, as we had previously disclosed, had a significant negative impact on our fourth quarter and 2002 results.”

Mr. Rubin continued, “Our revised guidance for 2003 is more conservative than our previous outlook and represents our current view of the year without taking into account any potential contribution from new partners, other than those that have already been announced. It also takes into account the elimination of previously expected revenue from Ashford.com. While our 2003 guidance is more conservative than previously issued, it represents strong improvement over 2002 results and would represent a continuation of our solid underlying growth trend. I am also pleased that our financial position at year-end remained very strong, highlighted by approximately $75 million in cash, cash equivalents, short-term investments and marketable securities. We remain enthusiastic in our outlook for our business as the overall e-commerce segment continues to experience substantial growth and as demand for e-commerce outsource services remains robust.”

Fourth Quarter Conference Call

A conference call to discuss GSI Commerce’s fourth quarter 2002 and full year 2002 financial results will be held at 4:45 p.m. EST on February 12, 2003. For access to the conference call, call 1-888-928-9510 by 4:30 p.m. EST. The password is “Commerce” and the leader’s name is “Michael Rubin.” A tape recording of the conference call will be available, starting one hour after completion of the call, until the end of business February 21, 2003. To access the recording, call 1-888-568-0079.

A live Webcast of the conference call will also be available at www.gsicommerce.com or www.streetevents.com. A replay of the Webcast will be available for a limited time.

About GSI Commerce

GSI Commerce is a leading outsource solution provider for e-commerce. The company develops and operates e-commerce businesses for retailers, branded manufacturers, media companies, television networks and professional sports organizations. The GSI Commerce platform includes Web site design and development, e-commerce technology, customer service, fulfillment, merchandising, content development and management, and online and database marketing. GSI Commerce, Inc. was formerly known as Global Sports, Inc.

Forward-Looking Statements

All statements made in this release and to be made in GSI Commerce’s fourth quarter 2002 conference call, including those in the recordings and live audio of the call, other than statements of historical fact, are or will be forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “would”, “should”, “guidance”, “potential”, “continue”, “confident”, “prospects”, and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce and the industry and markets in which the company operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. Factors which may affect GSI Commerce’s business, financial condition and operating results include the effects of changes in the economy, consumer spending, the stock market and the industries in which GSI Commerce operates, changes affecting the Internet and e-commerce, the ability of the company to maintain relationships with strategic partners and suppliers, the ability of the company to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of the company to attract and retain qualified personnel, the ability of the company to successfully integrate its acquisitions of other businesses and the performance of acquired businesses. More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the Securities and Exchange Commission. GSI Commerce expressly disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by GSI Commerce.

GSI COMMERCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	December 29, 2001	December 28, 2002	December 29, 2001	December 28, 2002
Revenues:
Net revenues from product sales	$48,167	$69,098	$98,325	$154,819
Service fee revenue	3,224	6,223	4,285	17,819

Net revenues	51,391	75,321	102,610	172,638
Cost of revenues from product sales	32,840	53,247	67,586	114,258

Gross profit	18,551	22,074	35,024	58,380

Operating expenses:
Sales and marketing, exclusive of $663, $377, $847 and $532 reported below as stock-based compensation, respectively	10,792	19,460	32,390	49,757
Product development, exclusive of $75, $0, $461 and $(44) reported below as stock-based compensation, respectively	1,877	4,213	8,590	12,933
General and administrative, exclusive of $577, $61, $8,974 and $(87) reported below as stock-based compensation, respectively	3,133	4,214	10,638	14,971
Restructuring costs related to Ashford	—	1,680	—	1,680
Net loss on sale of Ashford assets	—	2,945	—	2,566
Stock-based compensation	1,315	438	10,282	401
Depreciation and amortization	1,700	3,817	6,662	10,509

Total operating expenses	18,817	36,767	68,562	92,817

Other (income) expense:
Other income	(102)	—	(502)	—
Interest expense	138	360	608	749
Interest income	(562)	(281)	(3,049)	(1,377)

Total other (income) expense	(526)	79	(2,943)	(628)

Net income (loss)	$260	$(14,772)	$(30,595)	$(33,809)

Earnings (losses) per share—basic and diluted:
Net income (loss)	$0.01	$(0.38)	$(0.90)	$(0.88)

Weighted average shares outstanding:
basic	37,456	38,771	34,033	38,566

diluted	41,830	38,771	34,033	38,566

GSI COMMERCE, INC. AND SUBSIDIARIES

EBITDA AND RECONCILIATION TO GAAP RESULTS

(in thousands, expect per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	December 29, 2001	December 28, 2002	December 29, 2001	December 28, 2002
EBITDA:
Net income (loss) excluding interest income and expense, taxes and charges for stock-based compensation and depreciation and amortization	$2,851	$(10,438)	$(16,092)	$(23,527)

Net income (loss) excluding interest income and expense, taxes and charges for stock-based compensation and depreciation and amortization, per share:
basic	$0.08	$(0.27)	$(0.47)	$(0.61)

diluted	$0.07	$(0.27)	$(0.47)	$(0.61)

Reconciliation of EBITDA to GAAP results:
EBITDA	$2,851	$(10,438)	$(16,092)	$(23,527)

Interest expense	138	360	608	749
Interest income	(562)	(281)	(3,049)	(1,377)
Taxes	—	—	—	—
Stock-based compensation	1,315	438	10,282	401
Depreciation and amortization	1,700	3,817	6,662	10,509

Net income (loss)	$260	$(14,772)	$(30,595)	$(33,809)

GSI COMMERCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 29, 2001	December 28, 2002
ASSETS
Current assets:
Cash and cash equivalents	$105,896	$61,004
Short-term investments	842	2,280
Marketable securities	—	11,543
Accounts receivable, net of allowance of $239 and $1,533, respectively	6,973	3,974
Inventory	17,779	24,306
Prepaid expenses and other current assets	1,502	2,078

Total current assets	132,992	105,185

Property and equipment, net	28,929	48,669
Goodwill, net	13,453	13,453
Notes receivable	—	4,423
Other equity investments	—	2,159
Other assets, net of accumulated amortization of $377 and $1,250, respectively	15,391	13,684

Total assets	$190,765	$187,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,356	$31,664
Accrued expenses and other	8,196	20,283
Deferred revenue	8,193	15,025
Current portion—note payable	39	—
Current portion—capital lease obligations	506	78

Total current liabilities	39,290	67,050

Note payable	5,208	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, Series A, $0.01 par value, 5,000,000 shares authorized; 400 and 200 shares issued as mandatorily redeemable preferred stock as of December 29, 2001 and December 28, 2002, respectively; 400 and 0 shares outstanding as of December 29, 2001 and December 28, 2002, respectively	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized; 37,673,808 and 38,857,855 shares issued as of December 29, 2001 and December 28, 2002, respectively; 37,672,598 and 38,783,645 shares outstanding as of December 29, 2001 and December 28, 2002, respectively	377	389
Additional paid in capital	277,628	285,625
Accumulated other comprehensive income	—	57
Accumulated deficit	(131,738)	(165,547)

	146,267	120,524
Less: Treasury stock, at par	—	1

Total stockholders’ equity	146,267	120,523

Total liabilities and stockholders’ equity	$190,765	$187,573